Exhibit 10.52

Summary of Compensation Arrangements for
Named Executive Officers and Directors

Compensation Arrangements for Named Executive Officers

          Following is a description of the compensation arrangements that have been approved by the Compensation Committee of the Board of Directors of Medtronic, Inc. (the “Compensation Committee”) for the Company’s Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers in fiscal year 2009, and Mr. Michael F. DeMane, who served as an executive officer for a portion of fiscal year 2009 and whose employment as a non-executive officer employee ended on May 31, 2009 (the “Named Executive Officers”).

          Annual Base Salary:

          As a reflection of the current economic and business environment, all of our executive officers (including our named executive officers) proposed to the Compensation Committee a 5% reduction in their base salaries for fiscal year 2010.

          The Compensation Committee approved the following base salaries, effective April 25, 2009, for five of the Named Executive Officers:

William A. Hawkins President and Chief Executive Officer	$1,118,150

Gary L. Ellis Senior Vice President and Chief Financial Officer	$604,200

Stephen H. Mahle Executive Vice President of Healthcare Policy and Regulatory	$589,000

J Jean-Luc Butel Senior Vice President and President, International	$498,750

H. James Dallas Senior Vice President, Quality and Operations	$494,000

          Michael DeMane resigned as Chief Operating Officer of Medtronic on April 30, 2008, and entered into an agreement with Medtronic to address the terms of his continued employment with Medtronic. This agreement provided that Mr. DeMane would remain an employee until May 31, 2009 or, if earlier, the date of an event of default under the agreement. Mr. DeMane’s employment with Medtronic ended on May 31, 2009.

          Annual Performance-Based Incentives:

          The Compensation Committee has approved the following payments under the Medtronic, Inc. Executive Incentive Plan for performance in fiscal year 2009:

William A. Hawkins	$1,538,551
Gary L. Ellis	$475,067
Stephen H. Mahle	$463,115
Jean-Luc Butel	$315,425
H. James Dallas	$315,591
Michael F. DeMane	$688,750

          At a special meeting on May 28, 2009, the Compensation Committee of the Board of Directors approved performance measures for fiscal year 2010. The plan is a performance-based plan with awards based on company-wide, geographic and business unit performance. For fiscal 2010, the awards for all executive officers will be measured 100% on overall Company performance. For fiscal 2010, the financial measures for the portion of our plan based on company-wide performance are diluted earnings per share, revenue growth, and an indicator of cash flow with weights of 40%, 40%, and 20% respectively. For fiscal year 2010, named executive officers are eligible for target awards ranging from 65% to 140% of base salary. The potential maximum payouts named executive officers are eligible for range from 146% to 268% of base salary.

          Stock Option and Restricted Stock Units:

          Via Special Minutes of Action on October 22, 2008, the Compensation Committee approved the following stock option and performance based restricted stock grants under the Company’s 2008 Stock Award and Incentive Plan. The stock options were granted on October 27, 2008 at an exercise price of $36.24, which was the fair market value of the Company’s common stock on the date of grant and vest annually in 25% increments. The restricted stock unit awards were granted on October 27, 2008 (with the grant value determined by the Fair Market Value per share of the Company’s common stock on the date of grant) and will vest 100% on the third anniversary of the grant date (or, in the event of death, disability or retirement, they vest on a pro-rata basis) provided that a minimum performance threshold is achieved.

William A. Hawkins	78,643	Restricted Stock Units	303,533	Stock Options
Gary L. Ellis	15,177	Restricted Stock Units	55,188	Stock Options
Stephen H. Mahle	20,696	Restricted Stock Units	41,391	Stock Options
Jean-Luc Butel	8,279	Restricted Stock Units	35,872	Stock Options
H. James Dallas	6,899	Restricted Stock Units	35,872	Stock Options

          Mr. DeMane did not receive any grants of stock options or restricted stock units in fiscal year 2009.

          In addition to the above-mentioned grants, at a Special Committee meeting on July 1, 2008, the Compensation Committee approved an additional grant of performance-based restricted stock units with a grant date of July 28, 2008 (with the grant value determined by the Fair Market Value per share of the Company’s common stock on the date of grant) as outlined below:

Gary L. Ellis	28,377	Restricted Stock Units
Jean-Luc Butel	18,918	Restricted Stock Units
H. James Dallas	28,377	Restricted Stock Units

These restricted stock units will vest 100% on the third anniversary of the grant date (or, in the event of death, disability or retirement, they vest on a pro-rata basis) provided that a minimum performance threshold is achieved.

          Long Term Performance Plan Awards:

          The Compensation Committee approved the following cash awards under the Company’s Long-Term Performance Plan for the three-year cycle ending in fiscal 2009. The value of an award is determined at the end of the performance period based on Medtronic’s financial performance relative to predetermined performance goals.

William A. Hawkins	$623,610
Gary L. Ellis	$381,095
Stephen H. Mahle	$519,675
Jean-Luc Butel	$207,870
H. James Dallas	$173,225
Michael F. DeMane	$415,740

          At a special meeting on May 28, 2009, the Compensation Committee of the Board of Directors approved performance measures for fiscal year the 2010-2012 cycle of the Long-Term Performance Plan. Senior executive officers are eligible for grants under the Long-Term Performance Plan. Grants are made annually for overlapping three-year performance periods. For the 2010-2012 award cycle, the financial measures are three-year cumulative diluted earnings per share growth, three-year average revenue growth and three-year return on invested capital, weighted at 50%, 30% and 20% respectively. The amount of cash payable at the end of the three-year plan period can range from 20% to 180% of the original grant.

Steve Mahle Retirement

          On April 30, 2009, Mr. Mahle announced his intent to retire from Medtronic. Mr. Mahle was eligible for an early retirement program that was offered to all eligible employees but was requested by the Company to delay his retirement until September 2009, rather than retire on the date specified in the early retirement program. The Company recommended, and the Compensation Committee approved on June 18, 2009, an enhancement to Mr. Mahle’s retirement benefit that provided the same benefit under the Medtronic, Inc. Supplemental Executive Retirement Plan as if he had retired under the early retirement program. The lump sum value of this enhancement is approximately $571,000 which will be paid out to Mr. Mahle over a 15-year period.

Compensation Arrangements for Non-Employee Directors

          Non-employee director compensation consists of an annual retainer, annual cash stipends for committee chairs and special committee members, an annual stock option grant and an annual grant of deferred stock units. In addition, all new non-employee directors receive an initial stock option grant and a pro-rated annual stock option grant based on the number of days remaining in the plan year.

          For fiscal year 2010, the non-employee directors reduced the value of their annual retainer by 5% from $80,000 to $76,000. The chairs of the Corporate Governance, Compensation and Technology and Quality Committees receive an annual cash stipend of $10,000 and the chair of the Audit Committee receives an annual cash stipend of $15,000. In addition, non-chair members of the Audit Committee receive an annual cash stipend of $5,000. Members of a Special Committee receive an additional annual fee of $10,000 for each Special Committee upon which they serve, so long as the committee is convened. The annual retainer and annual cash stipend are reduced by 25% if a non-employee director does not attend at least 75% of the total meetings of the Board and Board committees on which such director served during the relevant plan year.

          Non-employee directors are granted stock options on the first business day of the fiscal year in an amount equal to $80,000 divided by the fair market value of a share of Medtronic common stock on the date of grant (which will also be the exercise price of the option). Directors granted deferred stock units on the first business day of the fiscal year in an amount equal to $80,000 (on a pro-rata basis for participants who are directors for less than the entire preceding plan year and reduced by 25% for those directors who failed to attend at least 75% of the applicable meetings during the prior fiscal year) divided by the fair market value of a share of Medtronic common stock on the date of grant. On the first business day of the fiscal quarter immediately following the fiscal quarter during which a non-employee director first becomes a director, each new non-employee director receives (1) a one-time initial stock option grant for a number of shares of Medtronic common stock equal to $160,000 divided by the fair market value of a share of Medtronic common stock on the date of grant (which will also be the exercise price of such option); and (2) a pro-rated annual stock option grant for a number of shares of Medtronic common stock equal to $80,000 (pro-rated based on the number of days remaining in the fiscal year) divided by the fair market value of a share of Medtronic common stock on the date of grant (which will also be the exercise price of such option).